EXHIBIT 99.1

FOR IMMEDIATE RELEASE - August 20, 2001
FOR:                 The Derby Cycle Corporation


KENT, WASHINGTON -- August 20, 2001: The Derby Cycle Corporation ("Derby") today announced that it has reached an agreement to sell substantially all of its worldwide operations to Cycle Bid Co. Cycle Bid Co. is a corporation newly formed to facilitate a buyout by many of the existing members of management and shareholders of Derby and its subsidiaries. Simultaneously, Derby also announced that it had filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, to effect the sale. Under the Bankruptcy Code other parties will have an opportunity to submit bids for the operations through a Court supervised competitive bidding process. During this time, Derby's businesses will continue uninterrupted and will continue to provide their customers with the same quality of service and products they expect.

The Chapter 11 filing will not have any impact on the operations in Canada, Germany, South Africa, the United Kingdom, elsewhere in Europe or Asia. These operations are not in bankruptcy and continue to trade normally.

Executive Chairman of Derby, Alan Finden-Crofts, who is also leading the buyout team said:

"The financial structure in place over the last three years has been onerous, and it has been clear for some time that Derby needs to be fully restructured through Chapter 11. It is the only way to close the door on these years and ensure a fresh start. Using the Chapter 11 process will allow other people to make a bid: the most important thing for employees, customers and suppliers is that the operations are soundly financed and well managed in the future."

The terms of the sale agreement with Cycle Bid Co. include an amount of $20 million to be paid at closing, which is scheduled to be in September 2001. Additionally, Derby's note holders would participate in any increase in value of the business should it be sold in the future.

Mr John Schwieters, speaking on behalf of Perseus LLC one of Derby's largest current equity holders, said:

"We are delighted to be part of the group that is bidding to take over Derby's operations. Derby has had a difficult time since its recapitalisation in 1998 but we are convinced that, if our bid is successful, Alan and his management team will make Derby an investment to be proud of again."

Alan Finden-Crofts added:

"Derby has no bank borrowings and actually has money in the bank. There will be no need for any additional financing during the process. All our suppliers have been paid

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normally, are being paid and will continue to be paid normally. We are seeking court approval to ensure that this continues to be so for our U.S. operation. We are very excited about the Company's future and our customers can look forward to some great bicycle models to be launched at the trade shows in the next few months."

CERTAIN STATEMENTS ABOUT THE COMPANY'S FUTURE PERFORMANCE INCLUDED IN THIS FORM 8-K AND THE ATTACHED EXHIBITS ARE FORWARD LOOKING STATEMENTS SUBJECT TO THE SAFE HARBOR CREATED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. MANAGEMENT CAUTIONS THAT THE COMPANY'S PERFORMANCE IS HIGHLY DEPENDENT UPON A VARIETY OF IMPORTANT FACTORS, INCLUDING, AMONG OTHER THINGS, CYCLES OF CUSTOMER ORDERS, SHIPMENTS OF COMPONENTS FROM FOREIGN SUPPLIERS, CHANGING CONSUMER TRENDS AND CURRENCY FLUCTUATIONS.

FOR FURTHER INFORMATION PLEASE CONTACT:

JOHN C. BURDETT                         SIMON J. GODDARD
Chief Financial Officer                 Vice President and
44 (115) 916-3506                       Corporate Controller
                                        44 (115) 916-3506